Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
OceanFirst Financial Corp.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-34145) of our report dated May 29, 2024, with respect to the financial statements of the Retirement Plan for OceanFirst Bank included in this Annual Report on Form 11-K for the year ended December 31, 2023.
/s/Mazars USA LLP
Iselin, NJ
June 18, 2025